EXHIBIT 8

LINDQUIST & VENNUM P.L.L.P.

4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 Telephone: 612-371-3211 Fax: 612-371-3207	In St. Paul: 444 Cedar Street, Suite 1700 St. Paul, MN 55101-3157 Telephone: 651-312-1300 Fax: 651-223-5332	In Denver: 600 17th Street, Suite 1800 South Denver, Colorado 80202-5441 Telephone: 303-573-5900 Fax: 303-573-1956

ATTORNEYS AT LAW	www.lindquist.com

March 27, 2002

U.S. BANKCORP PIPER JAFFRAY INC.
RBC DAIN RAUSCHER INC
c/o U.S. Bancorp Piper Jaffray Inc.
800 Nicollet Mall
Minneapolis, Minnesota 55402

RE:                              Opinion of Counsel Related to the Material Federal Income Tax Consequences of the Purchase and Ownership of Capital Securities Issued by CFB Capital III

Ladies and Gentlemen:

We have acted as counsel to Community First Bankshares, Inc. (“CFB”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Form S-3 Registration Statement dated February 22, 2002, as amended on March 13, 2002 (the “Registration Statement”).  The Registration Statement relates to the offer for sale of 2,400,000 8.125% Cumulative Capital Securities (the “Capital Securities”) of CFB Capital III (“CFB Capital”), a statutory business trust formed by CFB under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by CFB to CFB Capital in connection with the sale of the Capital Securities.

This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Capital Securities by investors.  All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement.

We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.  In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.  In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Capital Securities will be consummated in accordance with the terms and forms of the documents.  As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of CFB, CFB Capital and others.

Based on the foregoing, and assuming that CFB Capital was formed and will be maintained in compliance with the terms of the Trust Agreement it is our opinion that:

(1)        Although the discussion set forth in the Prospectus under the caption "Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, such discussion does constitute a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

(2)        CFB Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a result, each beneficial owner of Capital Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

(3)        Stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with the Securityholder’s regular method of tax accounting.

(4)        Gain or loss will be recognized by a Securityholder on a sale of Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder’s adjusted tax basis in the Capital Securities sold or so redeemed.  Gain or loss recognized by the Securityholder on a sale of Capital Securities generally will be taxable as capital gain or loss provided the Capital Securities were held as Capital Asset.

(5)        For federal income tax purposes, (a) the Junior Subordinated Debentures will constitute indebtedness of the Company and (b) the interest on the Junior Subordinated Debentures will be deductible by the Company on an economic accrual basis in accordance with Section 163 of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder.

This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof.  Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Capital Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

We hereby consent to the filing of this letter as an exhibit to the Company’s Form 8-K and the use of our name in the Registration Statement under the caption “Federal Income Tax Consequences.”  In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.